Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-143018) and Forms S-8 (File Nos. 333-93423, 333-38078, 333-44794, 333-57486, 333-84904, 333-104108, 333-113651, 333-123323, 333-132478, 333-138898 and 333-141287) pertaining to the 2006 Equity Incentive Plan, the 2000 International Stock Option Plan, the 2000 Non-Officer Stock Option Plan, the 1997 Stock Option Plan, the 1999 Employee Stock Purchase Plan and the 1999 Nonemployee Directors Stock Option Plan of Maxygen, Inc., of our report dated March 7, 2008 with respect to the consolidated financial statements of Maxygen, Inc. and the effectiveness of internal control over financial reporting of Maxygen, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2007.
/s/ ERNST & YOUNG LLP
Palo Alto, California
March 7, 2008